UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT                               November 22, 2006

(DATE OF EARLIEST EVENT REPORTED)            November 16, 2006

BOARDWALK PIPELINE PARTNERS, LP
(Exact name of registrant as specified in its charter)

Delaware	01-32665	20-3265614
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3800 Frederica Street

Owensboro, Kentucky 42301

(Address of principal executive office)

(270) 926-8686

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Equity Offering

On November 16, 2006, Boardwalk Pipeline Partners, LP, a Delaware limited partnership (the “Partnership”), and its subsidiaries entered into an underwriting agreement (the “Underwriting Agreement”) with the underwriters named therein with respect to the issue and sale by the Partnership, and the purchase by the Underwriters, of up to 6,900,000 common units (including an option to purchase up to 900,000 additional common units to cover over-allotments) representing limited partnership interests of the Partnership (the “Common Units”) in an underwritten public offering (the “Equity Offering”). The Common Units were offered to the public at a price of $29.65 per unit. The Common Units sold in the Equity Offering were registered under the Securities Act of 1933, as amended (the “Act”) pursuant to a registration statement on Form S-1 (File No. 333-137489). A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this report and is incorporated by reference herein. The Partnership expects the Equity Offering to close on November 22, 2006.

Debt Offering

On November 16, 2006, the Partnership, Boardwalk Pipelines, LP, a Delaware limited partnership and wholly-owned subsidiary of the Partnership (the “Operating Partnership”), and the Partnership’s other subsidiaries entered into a purchase agreement (the “Purchase Agreement”) with the underwriters named therein with respect to the issue and sale by the Operating Partnership of $250 million in aggregate principal amount of its 5.875% senior unsecured notes due 2016 (the “Notes”), in an underwritten public offering (the “Debt Offering”). The Notes sold in the Debt Offering were registered under the Act, pursuant to the registration statement on Form S-1 (File No. 333-137690). A copy of the Purchase Agreement is filed as Exhibit 1.2 to this report and is incorporated by reference herein. Closing of the Debt Offering occurred on November 21, 2006.

The Notes were issued pursuant to an indenture, dated as of November 16, 2006 (the “Indenture”), between the Operating Partnership, the other parties named therein and the Bank of New York Trust Company, N.A. as trustee (the “Trustee”). A copy of the Indenture is filed herewith as Exhibit 4.1 to this report and is incorporated by reference herein.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As described above, on November 21, 2006, the Operating Partnership completed its offering of $250 million in aggregate principal amount of the Notes, which are unconditionally guaranteed on an senior unsecured basis by the Partnership. The Notes were registered under the Act as described in Item 1.01 above.

Interest on the Notes will accrue from November 21, 2006. The Operating Partnership will pay interest on the Notes semi-annually on May 15 and November 15 of each year, beginning on May 15, 2007, until the Notes mature on November 15, 2016. The Operating Partnership may redeem some or all of the Notes at any time or from time to time pursuant to the terms of the Indenture.

The Indenture contains covenants that will limit the ability of the Operating Partnership, and its subsidiaries to, among other things, create liens, enter into sale-leaseback transactions, sell assets or merge with other entities. The Indenture does not restrict the Operating Partnership or its subsidiaries from incurring additional indebtedness, paying distributions on its equity interests or purchasing or redeeming their equity interests, nor does it require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provisions that would require the Operating Partnership to repurchase or redeem or otherwise modify the terms of the Notes upon a change in control or other events involving the Operating Partnership. Events of default under the Indenture include (i) a default in the payment of principal of the Notes or, following a period of 30 days, of interest, (ii) a breach of the Operating Partnership’s covenants or warranties under the Indenture or the Partnership’s under its guarantee, (iii) certain events of bankruptcy, insolvency or liquidation involving the Operating Partnership, the Partnership or any Significant Subsidiary and (iv) any payment default or acceleration of indebtedness of the Operating Partnership, the Partnership or any subsidiary of the Operating Partnership if the total amount of such indebtedness unpaid or accelerated exceeds $50 million.

The Operating Partnership used the net proceeds from the issuance of the Notes to repay borrowings and accrued interest outstanding under the Operating Partnership’s revolving credit facility and to finance the Operating Partnership’s expansion projects.

The descriptions set forth above in Item 1.01 and this Item 2.03 are qualified in their entirety by the Purchase Agreement, the Indenture (including the forms of Note attached thereto) and related documents, copies of which are filed as exhibits to this report and are incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(c)	Exhibits.

1.1
Underwriting Agreement, dated November 16, 2006, among Citigroup Global Markets Inc., Lehman Brothers Inc. and UBS Securities LLC, as representatives for the several underwriters, Boardwalk Pipeline Partners, LP and Boardwalk GP LLC.

1.2
Purchase Agreement, dated November 16, 2006, among Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters, Boardwalk Pipeline Partners, LP and Boardwalk Pipelines, LP.

4.1	Indenture, dated November 21, 2006, among Boardwalk Pipelines, LP, as issuer, Boardwalk Pipeline Partners, LP, as guarantor, and The Bank of New York Trust Company, N.A., as trustee

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOARDWALK PIPELINE PARTNERS, LP

By: Boardwalk GP LLC,
its General Partner

By:  /s/ Jamie L. Buskill
Jamie L. Buskill
Chief Financial Officer

Dated: November 22, 2006